Exhibit 5.1

May 2, 2003

DOT HILL SYSTEMS CORP.
6305 El Camino Real
Carlsbad, California 92009

Ladies and Gentlemen:

        You have requested our opinion with respect to certain matters in connection with the filing by DOT HILL SYSTEMS CORP., a Delaware corporation (the "Company"), of an amendment to a Registration Statement on Form S-3 (File No. 333-101407) (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to an aggregate of one million three hundred ninety-four thousand two hundred seventy-five (1,394,275) shares of the Company's Common Stock, $0.001 par value (the "Shares"), comprised of (i) one million two hundred thirty-nine thousand five hundred twenty-seven (1,239,527) shares issuable in connection with a warrant granted to Sun Microsystems, Inc., a Delaware corporation, on May 24, 2002 and (ii) one hundred fifty-four thousand seven hundred forty-eight (154,748) shares of Common Stock, the maximum number of shares of the Company's Common Stock issuable upon exercise of a warrant issued to Sun Microsystems, Inc. on February 14, 2003 (together, the "Warrants").

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectus (the "Prospectus"), the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Warrants, will be validly issued, fully paid and nonassessable.

        We consent to the reference to our firm under the caption "LEGAL MATTERS" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
COOLEY GODWARD LLP
/s/ THOMAS A. COLL Thomas A. Coll